Press Release For immediate release
Invesco Ltd. Announces September 30, 2017
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, October 10, 2017 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $917.5 billion, an increase of 1.2% month over month. The increase was driven by favorable market returns, foreign exchange, net long-term inflows, and higher money market AUM; partially offset by PowerShares QQQs outflows. FX increased AUM by $3.5 billion. Preliminary average total AUM for the quarter through September 30 were $890.8 billion, and preliminary average active AUM for the quarter through September 30 were $717.0 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2017(a)	$917.5	$416.2	$224.5	$54.2	$81.9(b)	$140.7
August 31, 2017	$906.7	$408.2	$223.2	$54.4	$81.6	$139.3
July 31, 2017	$876.9	$397.6	$211.6	$53.6	$81.3	$132.8
June 30, 2017	$858.3	$391.2	$208.9	$52.2	$76.1	$129.9
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2017(a)	$727.0	$296.4	$167.1	$54.2	$81.9(b)	$127.4
August 31, 2017	$717.1	$288.8	$166.1	$54.4	$81.6	$126.2
July 31, 2017	$718.0	$292.7	$164.4	$53.6	$81.3	$126.0
June 30, 2017	$701.7	$287.7	$162.4	$52.2	$76.1	$123.3
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2017(a)	$190.5	$119.8	$57.4	$—	$—(b)	$13.3
August 31, 2017	$189.6	$119.4	$57.1	$—	$—	$13.1
July 31, 2017	$158.9	$104.9	$47.2	$—	$—	$6.8
June 30, 2017	$156.6	$103.5	$46.5	$—	$—	$6.6

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $77.1 billion in institutional money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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